Exhibit 23(2)
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2009.
Sincerely,
/s/ Cawley, Gillespie & Assoc., Inc.
Cawley, Gillespie & Associates, Inc.
June 10, 2009